UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Filed by a Party other than the Registrant   ☐
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Phunware, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1002 West Avenue
Austin, Texas 78701

November 4, 2022

Dear Stockholders:

As you are aware, the 2022 annual meeting of the stockholders (the “Annual Meeting”) of Phunware, Inc. (the “Company,” “we,” or “our”) will be re-convened and held on Friday, November 11, 2022 at 11:00 a.m. Eastern Time. The Annual Meeting will be a virtual meeting of stockholders, which will be conducted via a live audio webcast. Instructions on how to attend the Annual Meeting are posted at www.proxydocs.com/PHUN. The information in this letter is intended to supplement and amend certain information included in the definitive proxy statement relating to the Annual Meeting, which was filed with the Securities and Exchange Commission on August 31, 2022 (the “Proxy Statement”).

Quorum Requirement

As you are further aware, the Annual Meeting was originally convened on October 14, 2022, but we had to adjourn the meeting until November 4, 2022 due to lack of quorum for transaction of business under our Amended and Restated Bylaws. The Annual Meeting was reconvened on November 4, 2022 but we had to again adjourn the meeting until November 11, 2022 due to lack of quorum for the transaction of business.

As noted above, the Annual Meeting will be reconvened on Friday, November 11, 2022 at 11:00 a.m. Eastern Time. The purpose of this letter is to provide new information about the quorum requirement for the Annual Meeting to be re-convened.

On November 4, 2022, our Board of Directors adopted resolutions to amend and restate our Amended and Restated Bylaws to provide that the holders of at least one-third of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at all meetings of our stockholders for the transaction of business (the “Bylaw Amendment,” as further amended and restated, the “Amended Bylaws”), including at the re-convened Annual Meeting. Our Amended and Restated Bylaws previously provided that the holders of a majority of the shares entitled to vote, represented in person or by proxy, would constitute a quorum at all meetings of our stockholders for the transaction of business.

Many of our stockholders hold their shares in “street name.” These stockholders are beneficial owners of shares registered in the name of a broker, bank or other nominee. If you are a beneficial owner of shares held in street name and do not provide the nominee that holds your shares with specific voting instructions, the nominee may generally vote your shares in its discretion on “discretionary” or “routine” matters. Recently, many of the nominees that hold a significant number of shares of our common stock for the benefit of our stockholders have adopted a policy of not exercising their voting rights on discretionary matters. Therefore, unless our stockholders who beneficially own shares in street name provide these nominees with specific voting instructions to vote their shares, the shares of common stock registered in the name of such nominees will not be counted toward quorum. By reducing the quorum requirement from a majority of our shares entitled to vote to at least one-third of our shares entitled to vote, we expect that we will be more likely to reach quorum and hold a valid stockholders meeting.

On the record date, August 17, 2022, there were 98,382,554 shares outstanding and entitled to vote. Thus, the holders of 32,794,185 shares must be present during the re-convened Annual Meeting or represented by proxy at the Annual Meeting to have a quorum under the Amended Bylaws.

As of November 4, 2022, 48.64% of the shares of common stock outstanding and entitled to vote were represented in person or by proxy, which would constitute a quorum pursuant to the Bylaw Amendment provided for in the Amended Bylaws.

Impact on Proposals

The approval of each of Proposals 2 through 5 requires the affirmative vote of a majority of the outstanding shares of common stock present virtually or represented by proxy and entitled to vote on the proposal at the Annual Meeting. As a result of the Bylaw Amendment provided for in the Amended Bylaws, fewer shares entitled to vote, represented in person virtually or by proxy will be required to constitute a quorum at the Annual Meeting. This means that, if the number of shares represented at the Annual Meeting satisfies the new quorum requirement but is less than a majority of our outstanding shares entitled to vote, the affirmative vote of fewer shares will be required to approve each of Proposals 2 through 5 than if the Amended Bylaws had not been approved.

Additional Information

This letter should be read in conjunction with the Proxy Statement, which we encourage you to read carefully and in its entirety before making a voting decision. To the extent that information in this letter differs from or updates information contained in the Proxy Statement, the information contained herein supersedes the information contained in the Proxy Statement.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement, as supplemented hereby, and submit your proxy or voting instructions as soon as possible. For instructions on how to vote your shares, please refer to the Proxy Statement or, if your shares are held in street name, the instructions provided by your bank, broker or nominee.

We look forward to your attendance at the Annual Meeting.

Sincerely yours,

/s/ Alan S. Knitowski
Alan S. Knitowski
Director and Chief Executive Officer